Exhibit 99.1

BitMine Immersion Technologies, Inc. announces appointment of CEO, and conversion of debt to preferred equity by IDI

ATLANTA, May 26, 2022 (GLOBE NEWSWIRE) -- BitMine Immersion Technologies, Inc. (OTC: BMNR) announces the appointment of Jonathan Bates as Chief Executive Officer (“CEO”) of Bitmine, and Erik Nelson’s new appointment as President. Mr. Bates has been serving as Chairman of the Board of Directors since July of 2021 and will continue in that role. Mr. Bates has agreed to work for no salary through the end of 2022 and will receive only equity options that will not be exercisable until 2023. Mr. Nelson previously served as Chief Executive Officer.

Additionally, Bitmine and Innovative Digital Investors Emerging Technology, LP ("IDI"), an investment fund managed by Jonathan Bates, and BitMine's largest shareholder, have agreed in principle to IDI’s conversion of its existing indebtedness, totaling approximately $2,100,000, into a new class of preferred stock to be issued by Bitmine, along with IDI’s investment of an additional $900,000 in the preferred stock to further the growth and development of the Company.

Jonathan Bates, BitMine’s Chairman and CEO, was quoted as saying - "I have been all-in on this business from day one. This move will help our efforts to drive new business to our existing sites and others in the future. I can't wait to see what the future holds for us."

Erik Nelson, Bitmine’s President, was quoted as saying – “I think the appointment of Jonathan as CEO is a very positive development for the Company, as he brings a great deal of technical knowledge and understanding of the industry to our management team. I am looking forward to continuing to serve the Company and its shareholders in my position as President.”

The details of the conversion of IDI’s debt to preferred stock are in negotiations with, and subject to the approval of, the disinterested members of Bitmine’s board of directors. They expect the final terms of the exchange and additional investment to be complete in the coming weeks. In addition, the issuance of preferred stock will be subject to shareholder approval of an amendment to Bitmine’s certificate of incorporation to authorize the issuance of a class of preferred stock, which will take approximately 60 days after a final agreement is approved by the board. This conversion will significantly bolster Bitmine’s balance sheet and is a critical step in preparing BitMine to apply for an uplisting to NASDAQ or the NYSE.

BitMine Immersion Technologies, Inc. Forward-Looking Statements:

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine Immersion Technologies' control, including those set forth in the Risk Factors section of BitMine Immersion Technologies’ Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on December 9, 2021, and its Form 10-Q filed on April 18, 2022, and any other SEC filings, as amended or updated from time to time. Copies of BitMine Immersion Technologies’ filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine Immersion Technologies undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

BitMine Immersion Technologies Contact:

Jonathan Bates Chairman and CEO
info@bitminetech.io

Jonathan Bates
Innovative Digital Investors
Chief Investment Officer
10845 Griffith Peak Dr #2
Las Vegas, NV 89135
310-218-9915